INVESCO FUNDS

RETIREMENT PLAN FOR ELIGIBLE

DIRECTORS/TRUSTEES

Effective as of March 8, 1994

As Restated September 18, 1995

As Restated March 7, 2000

As Restated October 1, 2001

As Amended and Restated as of January 1, 2005

As Amended and Restated as of January 1, 2008

As Amended and Restated as of January 1, 2009

As Amended and Restated as of June 1, 2010

As Amended and Restated as of December 31, 2013

LIBB/1815528.6

TABLE OF CONTENTS

ARTICLE I - DEFINITION OF TERMS AND CONSTRUCTION		1
1.1	Definitions.	1
1.2	Plurals and Gender.	3
1.3	Directors/Trustees.	3
1.4	Headings.	3
1.5	Severability.	4

ARTICLE II - PARTICIPATION		4
2.1	Commencement of Participation.	4
2.2	Termination of Participation.	4

ARTICLE III - RETIREMENT BENEFITS		4
3.1	Amount and Terms.	4
3.2	Forfeiture.	4
3.3	Payment After Participant’s Death.	5
3.4	Payment While Serving as Director.	5
3.5	Benefits Calculated in the Aggregate for all of the Invesco Funds.	5
3.6	Subsequent Changes in Time and Form of Payment.	5

ARTICLE IV - SUSPENSION OF BENEFITS		5
4.1	No Suspension of Benefits Upon Resumption of Service.	5

ARTICLE V - MAINTENANCE OF RETIREMENT ACCOUNTS; VALUATION		6
5.1	Retirement Accounts.	6
5.2	Valuation.	6
5.3	Deemed Investment of Retirement Account Balances.	6

ARTICLE VI - ADMINISTRATOR		7
6.1	Appointment of Administrator.	7
6.2	Powers and Duties of Administrator.	7
6.3	Action by Administrator.	8
6.4	Participation by Administrator.	8
6.5	Payment of Benefits.	8
6.6	Agents and Expenses.	8
6.7	Allocation of Duties.	9
6.8	Delegation of Duties.	9
6.9	Administrator’s Action Conclusive.	9
6.10	Records and Reports.	9
6.11	Information from the Invesco Funds.	9
6.12	Reservation of Rights by Boards of Directors.	9
6.13	Liability and Indemnification.	9

ARTICLE VII - AMENDMENTS AND TERMINATION		10
7.1	Amendments.	10
7.2	Termination.	10

ARTICLE VIII - MISCELLANEOUS.		10
8.1	Rights of Creditors.	10
8.2	Liability Limited.	11

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8.3	Incapacity.	11
8.4	Cooperation of Parties.	11
8.5	Governing Law.	11
8.6	No Guarantee of Director Status.	12
8.7	Counsel.	12
8.8	Spendthrift Provision.	12
8.9	Forfeiture for Cause.	12

ARTICLE IX - CLAIMS PROCEDURE		12
9.1	Notice of Denial.	12
9.2	Right to Reconsideration.	13
9.3	Review of Documents.	13
9.4	Decision by Administrator.	13
9.5	Notice by Administrator.	13

Appendix A – Invesco Funds		14

Appendix B – Amount of Benefit – Post-December 31, 2005 and Pre-December 31, 2013		16

Appendix B-1 – Amount of Benefit – VK Participants – Pre-December 31, 2013		19

Appendix C – Amount of Benefit – Pre-January 1, 2006		21

Appendix D – Amount of Benefit – Post-December 30, 2013		22

Appendix D-1 – Amount of Benefit – VK Participants – Post-December 30, 2013		24

Appendix E – Retirement Account Beginning Balance (December 31, 2013)		26

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PREAMBLE

Effective as of March 8, 1994, the registered investment companies managed, advised, administered and/or distributed by Invesco Advisers, Inc., (then managed, advised, administered and/or distributed by A I M Advisors, Inc.) or its affiliates adopted the INVESCO FUNDS RETIREMENT PLAN FOR ELIGIBLE DIRECTORS/TRUSTEES (then known as the “AIM FUNDS RETIREMENT PLAN FOR ELIGIBLE DIRECTORS/TRUSTEES”) (the “Plan”) for the benefit of each of the directors and trustees of each of the Invesco Funds who is not an employee of any of the Invesco Funds, Invesco Management Group Inc. or any of their affiliates. As this Plan does not benefit any employees of the Invesco Funds, it is not an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Effective January 1, 2005 this Plan became subject to the provisions of section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and was amended and restated to comply with section 409A of the Code and Treasury regulations thereunder (together, “section 409A”) and to make certain design changes, as approved by the Board of Directors in December, 2005, December, 2008, December 2010 and December 2011.

Effective as of December 31, 2013, this Plan is converted to a defined contribution plan solely with respect to directors and trustees serving on the Board of Directors on December 31, 2013, as approved by the Board of Directors in October, 2013.

ARTICLE I - DEFINITION OF TERMS AND CONSTRUCTION

1.1	Definitions.

Unless a different meaning is plainly implied by the context, the following terms as used in this Plan shall have the following meanings:

(a) “Accrued Benefit” shall mean, as of any date prior to a Director’s Retirement date, his Retirement Benefit commencing on such Retirement date, but based upon his Compensation and Years of Service computed as of such date of determination.

(b) “Administrator” shall mean the administrative committee provided for in Article VI.

(c) “Board of Directors” shall mean the Board of Directors or Board of Trustees of each of the Invesco Funds.

(d) “Compensation” shall mean, for any Director, the amount of the retainer paid or accrued by the Invesco Funds for such Director during the twelve month period immediately preceding the Director’s termination of his Service, including retainer amounts deferred under a separate agreement between the Invesco Funds and the Director. Compensation shall not include amounts paid as Board meeting fees or additional compensation paid for service as Chair of the Board or as Chair or Vice Chair of certain committees. The amount of such retainer Compensation shall be as determined by the Administrator.

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(e) “Director” shall mean an individual who is a director or trustee of one or more of the Invesco Funds which have adopted their version of this Plan but who is not an employee of any of the Invesco Funds, Invesco Management Group Inc. or any of their affiliates.

(f) “Disabled” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, determined in accordance with section 409A.

(g) “Effective Date” of the Plan (as amended and restated herein) shall mean as of December 31, 2013. Except as provided in Appendix B, Appendix B-1, Appendix C, Appendix D and Appendix D-1, the terms of the Plan as in effect when the Participant terminates Service shall determine the amount, form and timing of his Retirement Benefits.

(h) “Fund” shall mean an Invesco Fund that has adopted the Plan.

(i) “Invesco Funds” shall mean those registered investment companies, or series thereof, managed, advised, administered or distributed by Invesco Advisers, Inc. or its affiliates, set forth on Appendix A hereto (including predecessors in interest and successors in interest), as such Appendix may be amended from time to time.

(j) “Participant” shall mean a Director who is included in this Plan as provided in Article II hereof.

(k) “Plan” shall mean the “Invesco Funds Retirement Plan for Eligible Directors/Trustees” as described herein or as hereafter amended from time to time, which shall constitute a separate arrangement, using one document, for each Fund.

(l) “Plan Year” shall mean the calendar year.

(m) “Removal for Cause” shall mean the removal of a Director by the Directors of the Invesco Funds or by shareholders due to such Director’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Director.

(n) “Retirement Account” shall mean the bookkeeping account maintained for each Director serving on the Boards of Directors on December 31, 2013, which shall have a beginning balance in an amount set forth in Appendix E and shall be adjusted for credits and debits thereto after December 31, 2013.

(o) “Retirement Benefit” shall mean the benefit described under Section 3.1 hereof.

(p) “Service” shall mean an individual’s serving as a Director of one or more of the Funds. Furthermore, any unbroken service provided by a Participant (i) to an Invesco Fund immediately prior to its being managed or administered by Invesco Advisers, Inc. (or any of its affiliates) or (ii) to a predecessor of an Invesco Fund immediately prior to its being merged into such Invesco Fund, will be taken into account in determining such Participant’s Years of Service,

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subject to all restrictions and other forfeiture provisions contained herein. If a Participant whose Service terminates thereafter again becomes a Director, his different periods of Service shall be aggregated for purposes of calculating his Retirement Benefit, except that if a Participant’s Service terminates prior to his being credited with 5 Years of Service, he shall forfeit all Years of Service completed prior to such termination unless the number of Years of Service he accumulated prior to such termination exceeds the number of years in which he did not serve as a Director.

(q) “Valuation Date” shall mean the last business day of each calendar year and any other day upon which the Funds make valuation of the Accounts.

(r) “VK Participant” shall mean a Director who, immediately prior to the closing of the VK Transaction, was a member of the Board of Directors or Board of Trustees of one or more of the registered investment companies then managed by Van Kampen Investments, Inc. or one of its subsidiaries.

(s) “VK Participant Service” shall mean shall mean an individual’s service as a Director of one or more of the Funds, excluding service as a Director prior to June 1, 2010.

(t) “VK Transaction” shall mean the June 1, 2010 acquisition by Invesco Ltd. of Morgan Stanley’s retail asset management business.

(u) “Year of Service” shall mean a twelve consecutive month period of Service.

(v) “Year of VK Participant Service” shall mean a twelve consecutive month period of VK Participant Service.

1.2	Plurals and Gender.

Where appearing in this Plan, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.

1.3	Directors/Trustees.

Where appropriate, the term “director” shall refer to “trustee”, “directorship” shall refer to “trusteeship” and “Board of Directors” shall refer to “Board of Trustees.”

1.4	Headings.

The headings and sub-headings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

1.5	Severability.

In case any provision of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

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ARTICLE II - PARTICIPATION

2.1	Commencement of Participation.

Except in the case of a VK Participant, each Director shall become a Participant hereunder on the date his directorship of one or more of the Funds commences; provided that such directorship has commenced by December 1, 2008. No one, other than a VK Participant, shall become a Participant in the Plan after December 1, 2008. A VK Participant shall become a Participant on the date his or her directorship of one or more of the Funds commences or recommences, as applicable, on or after June 1, 2010. Effective as of December 31, 2013, the Plan is converted from a defined benefit plan to a defined contribution plan with respect to Directors serving on the Board of Directors on December 31, 2013. No one shall become a Participant in the Plan after December 31, 2013.

2.2	Termination of Participation.

A Director shall remain a Participant until his entire vested Retirement Benefit has been paid to him or on his behalf.

ARTICLE III - RETIREMENT BENEFITS

3.1	Amount and Terms.

Participants terminating Service on or after January 1, 2006 and prior to December 31, 2013, other than VK Participants, shall receive a benefit as described in Appendix B. VK Participants terminating Service prior to December 31, 2013 shall receive a benefit as described in Appendix B-1. Participants terminating Service on or before December 31, 2005 shall receive a benefit as described in Appendix C. Participants terminating Service on or after December 31, 2013, other than VK Participants, shall receive a benefit as described in Appendix D. VK Participants terminating Service on or after December 31, 2013 shall receive a benefit as described in Appendix D-1.

3.2	Forfeiture.

(a) If a Participant’s Service terminates on account of Removal for Cause, no Retirement Benefit shall be paid to him or on his behalf, even if such termination occurs after he has completed 5 Years of Service.

(b) Except in the case of a VK Participant, if a Participant’s Service terminates for any reason without his having been credited with at least 5 Years of Service, neither he nor anyone else on his behalf shall be entitled to a Retirement Benefit.

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3.3	Payment After Participant’s Death.

No benefits will be paid under this Plan with respect to a Participant after his death other than as provided in Appendix B, Appendix B-1, Appendix C, Appendix D or Appendix D-1, as applicable.

3.4	Payment While Serving as Director.

Except as provided in Article IV, no benefits will be paid under this Plan to any Participant while such Participant continues in active service as a Director.

3.5	Benefits Calculated in the Aggregate for all of the Invesco Funds.

With respect to each Participant, the benefits payable hereunder shall be based on the aggregate Compensation paid by all of the Invesco Funds. Each Fund’s share of the obligation to provide such benefits shall be determined by use of accounting methods adopted by the Administrator. If a Fund liquidates, and its assets are not assumed by another Fund, or is merged or otherwise reorganized into an acquiring fund that is not an Invesco Fund, such Fund’s share of the obligation to provide benefits under this Plan, and any cash that has been earmarked for such obligation, shall be assumed by and transferred to the remaining Invesco Funds in amounts determined by use of accounting methods adopted by the Administrator.

3.6	Subsequent Changes in Time and/or Form of Payment.

A Participant may elect to change the time and/or form of benefit payment under the Plan if the following conditions are met: (a) the election may not take effect until at least 12 months after the date on which the election is made; (b) except in the case of the Participant’s death or becoming Disabled, the payment must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of installment payments, five years from the date the first payment is scheduled to be paid); and (c) the election must be made not less than 12 months before the date the payment is scheduled to be paid (or in the case of installment payments, 12 months before the date the first payment is scheduled to be paid).

ARTICLE IV - SUSPENSION OF BENEFITS

4.1	No Suspension of Benefits Upon Resumption of Service.

If a Participant who has begun receiving Retirement Benefits in accordance with the provisions of Article III resumes Service, his Retirement Benefit shall continue to be paid during the new period of Service, with the following adjustments: (i) the amount of the quarterly payment shall be increased, as appropriate, beginning with the first quarter of each subsequent calendar year to reflect any increase in the Participant’ Compensation during the prior year (initially as compared with his Compensation when he originally terminated Service), and (ii) the length of the payment period shall be lengthened, but not beyond a total of 16 years, in the case of Participants other than VK Participants, or 10 years in the case of VK Participants, to reflect any additional Years of Service or Years of VK Participant Service, as applicable, earned after recommencement of service as a Director. The foregoing adjustments to Retirement Benefits shall not apply to Participants resuming Service on or after December 31, 2013.

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ARTICLE V - MAINTENANCE OF RETIREMENT ACCOUNTS; VALUATION

5.1	Retirement Accounts.

The Funds shall establish a bookkeeping Retirement Account for each Director serving on the Boards of Directors as of December 31, 2013. The beginning balance of each Retirement Account for each such Director is set forth in Appendix E. The Retirement Accounts shall be debited to reflect any distributions from such Accounts. Such debits shall be allocated to the Retirement Accounts as of the date such distributions are made.

5.2	Valuation.

As of each Valuation Date, income, gain and loss equivalents (determined as if a Director’s Retirement Account is invested in the manner set forth under Section 5.3 below) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Director’s Retirement Account.

5.3	Deemed Investment of Retirement Account Balances.

(a) Each Director serving on the Boards of Directors on December 31, 2013 may designate the investment media in which all or part of his Retirement Account shall be deemed to be invested. All investment media shall be registered investment companies managed, advised, administered and/or distributed by Invesco Advisers, Inc. that are not exchange-traded funds. If the Director fails to make a designation of one or more investment media, his Retirement Account shall be deemed invested in a money market fund.

(b) Each such Director shall make one or more deemed investment designations on the Investment Designation Form provided by the Administrator which shall remain effective until another valid direction has been made by the Director as herein provided. The Director may amend his deemed investment designations by giving written direction to the Administrator in such manner and at such time as the Funds may permit, but no more frequently than quarterly on thirty (30) days’ notice prior to the end of a calendar quarter. A timely change to a Director’s deemed investment designations shall become effective as soon as practicable following receipt by the Administrator.

(c) The investment media deemed to be made available to the Director, and any limitations on the maximum or minimum percentages of the Director’s Retirement Account that may be invested in any particular medium, shall be the same as from time-to-time communicated to the Director by the Administrator.

(d) Except as provided below, the Director’s Retirement Account shall be deemed to be invested in accordance with the Director’s investment designations, provided such designations conform to the provisions of this Section 5.3. Notwithstanding the above, the Boards of Directors, in their sole discretion, may disregard a Director’s election and determine that his Retirement Account shall be deemed to be invested in a Fund determined by the Boards

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of Directors. If any Fund in which any portion of the Director’s Retirement Account is deemed to be invested ceases to exist, such portion of the Director’s Retirement Account thereafter shall be deemed to be invested in the successor to such Fund, subject to subsequent deemed investment elections. The Funds shall provide an annual statement to the Director showing such information as is appropriate, including the aggregate amount in the Retirement Account, as of a reasonably current date.

ARTICLE VI - ADMINISTRATOR

6.1	Appointment of Administrator.

This Plan shall be administered by the Governance Committees of the Boards of Directors of the Invesco Funds. The members of such committees are not “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940) of any of the Invesco Funds. The term “Administrator” as used in this Plan shall refer to the members of such Committees, either individually or collectively, as appropriate.

6.2	Powers and Duties of Administrator.

Except as provided below, the Administrator shall have the following duties and responsibilities in connection with the administration of this Plan:

(a) to promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of this Plan;

(b) to determine all questions arising in the administration, interpretation and application of this Plan, including questions of eligibility and of the status and rights of Participants and any other persons hereunder; provided that the Administrator shall interpret and administer the Plan in all respects in accordance with the requirements of section 409A, regardless of whether the applicable provision makes specific reference to section 409A;

(c) to decide any dispute arising hereunder; provided, however, that no Administrator shall participate in any matter involving any questions relating solely to his own participation or benefits under this Plan;

(d) to advise the Boards of Directors of the Invesco Funds regarding the known future need for funds to be available for distribution;

(e) to correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate this Plan and comply with section 409A;

(f) to compute the amount of benefits and other payments which shall be payable to any Participant, surviving spouse or designated beneficiary in accordance with the provisions of this Plan and to determine the person or persons to whom such benefits shall be paid;

(g) to make recommendations to the Boards of Directors of the Invesco Funds with respect to proposed amendments to this Plan;

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(h) to file all reports with government agencies, Participants and other parties as may be required by law, whether such reports are initially the obligation of the Invesco Funds, or this Plan;

(i) to designate from time to time the investment media in which a Director’s Retirement Account may be deemed invested; and

(j) to have all such other powers as may be necessary to discharge its duties hereunder.

6.3	Action by Administrator.

A majority of the members of the Administrator then serving shall constitute a quorum for the transacting of business related to this Plan. All resolutions or other action taken by the Administrator in connection with this Plan shall be by vote of a majority of those present at such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent signed by at least a majority of the members. All documents, instruments, orders, requests, directions, instructions and other papers shall be executed on behalf of the Administrator by either the Chairman or any Vice-Chairman of the Administrator, or by any member or agent of the Administrator duly authorized to act on the Administrator’s behalf.

6.4	Participation by Administrator.

No Administrator shall be precluded from becoming a Participant in this Plan if he would be otherwise eligible, but he shall not be entitled to vote or act upon matters or to sign any documents relating specifically to his own participation under this Plan, except when such matters or documents relate to benefits generally. If this disqualification results in the lack of a quorum, then the Boards of Directors, by majority vote of the members of a majority of such Boards of Directors (a “Majority Vote”), shall appoint a sufficient number of temporary Administrators, who shall serve for the sole purpose of determining such a question.

6.5	Payment of Benefits.

Any payment actually made within the applicable grace period under section 409A shall be deemed made on its scheduled payment date for all purposes of the Plan.

6.6	Agents and Expenses.

The Administrator may employ agents and provide for such clerical, legal, actuarial, accounting, medical, advisory or other services as it deems necessary to perform its duties under this Plan. The cost of such services and all other expenses incurred by the Administrator in connection with the administration of this Plan shall be allocated to each Fund pursuant to the method utilized under Section 3.5 hereof with respect to costs related to benefit accruals.

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6.7	Allocation of Duties.

The duties, powers and responsibilities reserved to the Administrator may be allocated among its members so long as such allocation is pursuant to written procedures adopted by the Administrator, in which case no Administrator shall have any liability, with respect to any duties, powers or responsibilities not allocated to him, for the acts or omissions of any other Administrator.

6.8	Delegation of Duties.

The Administrator may delegate any of its duties to employees of Invesco Advisers, Inc. or any of its affiliates or to any other person or firm, provided that the Administrator shall prudently choose such agents and rely in good faith on their actions.

6.9	Administrator’s Action Conclusive.

Any action on matters within the discretion of the Administrator shall be final and conclusive.

6.10	Records and Reports.

The Administrator shall maintain adequate records of its actions and proceedings in administering this Plan and shall file all reports and take all other actions as it deems appropriate in order to comply with any federal or state law.

6.11	Information from the Invesco Funds.

The Invesco Funds shall promptly furnish all necessary information to the Administrator to permit it to perform its duties under this Plan. The Administrator shall be entitled to rely upon the accuracy and completeness of all information furnished to it by the Invesco Funds, unless it knows or should have known that such information is erroneous.

6.12	Reservation of Rights by Boards of Directors.

When rights are reserved in this Plan to the Boards of Directors, such rights shall be exercised only by Majority Vote of the Boards of Directors, except where the Boards of Directors, by unanimous written resolution, delegate any such rights to one or more persons or to the Administrator. Subject to the rights reserved to the Boards of Directors as set forth in this Plan, no member of the Boards of Directors shall have any duties or responsibilities under this Plan, except to the extent he shall be acting in the capacity of an Administrator.

6.13	Liability and Indemnification.

(a) The Administrator shall perform all duties required of it under this Plan in a prudent manner. The Administrator shall not be responsible in any way for any action or omission of the Invesco Funds or their employees in the performance of their duties and obligations as set forth in this Plan. The Administrator also shall not be responsible for any act or omission of any of its agents provided that such agents were prudently chosen by the Administrator and that the Administrator relied in good faith upon the action of such agents.

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(b) Except for its own gross negligence, willful misconduct or willful breach of the terms of this Plan, the Administrator shall be indemnified and held harmless by the Invesco Funds against any and all liability, loss, damages, cost and expense which may arise, occur by reason of, or be based upon, any matter connected with or related to this Plan or its administration (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened, or in settlement of any such claim).

ARTICLE VII - AMENDMENTS AND TERMINATION

7.1	Amendments.

The Boards of Directors reserve the right at any time and from time to time, and retroactively if deemed necessary or appropriate by them, to amend in whole or in part by Majority Vote any or all of the provisions of this Plan, provided that:

(a) No amendment shall make it possible for any part of a Participant’s or former Participant’s Retirement Benefit to be used for, or diverted to, purposes other than for the exclusive benefit of such Participant, except to the extent otherwise provided in this Plan; and

(b) Except as expressly provided in either Appendix D or Appendix D-1, no amendment or other action of the Boards of Directors may reduce any Participant’s or former Participant’s Retirement Benefit as of the effective date of the amendment.

Amendments may be made in the form of Board of Directors’ resolutions or separate written document.

7.2	Termination.

Except as provided below, the Boards of Directors reserve the right to terminate this Plan at any time by Majority Vote by giving to the Administrator notice in writing of such desire to terminate. The Plan shall terminate upon the date of receipt of such notice and all Participants shall be paid their Retirement Benefits (determined as of the date this Plan is terminated) as set forth herein, or to the extent permitted by section 409A, in an actuarially equivalent lump sum as soon as possible following twelve (12) months after the effective date of such termination, as determined by the Administrator.

ARTICLE VIII - MISCELLANEOUS.

8.1	Rights of Creditors.

(a) The Plan is unfunded. Neither the Participants nor any other persons shall have any interest in any Fund or in any specific asset or assets of any of the Invesco Funds by reason of any Retirement Benefit hereunder, nor any rights to receive distribution of any Retirement Benefit except and as to the extent expressly provided hereunder.

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(b) The Retirement Benefits of each Participant are unsecured and shall be subject to the claims of the general creditors of the Invesco Funds.

8.2	Liability Limited.

Neither the Invesco Funds, the Administrator, nor any agents, employees, officers, directors or shareholders of any of them, nor any other person shall have any liability or responsibility with respect to this Plan, except as expressly provided herein.

8.3	Incapacity.

If the Administrator shall receive evidence satisfactory to it that a Participant, surviving spouse or designated beneficiary entitled to receive any benefit under this Plan is, at the time when such benefit becomes payable, physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such Participant, surviving spouse, or designated beneficiary and that no guardian, committee or other representative of the estate of such Participant, surviving spouse, or designated beneficiary shall have been duly appointed, the Administrator may make payment of such benefit otherwise payable to such Participant, surviving spouse, or designated beneficiary to such other person or institution, and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

8.4	Cooperation of Parties.

All parties to this Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Plan or any of its provisions.

8.5	Governing Law.

All rights under this Plan shall be governed by and construed in accordance with rules of Federal law applicable to such plans and, to the extent not preempted, by the laws of the State of Texas without regard to principles of conflicts of law. No action shall be brought by or on behalf of any Participant for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted this Plan’s claim review procedure. Any such action must be commenced within three years. This three-year period shall be computed from the earlier of (a) the date a final determination denying such benefit, in whole or in part, is issued under this Plan’s claim review procedure or (b) the date such individual’s cause of action first accrued. Any dispute, controversy or claim arising out of or in connection with this Plan (including the applicability of this arbitration provision) and not resolved pursuant to the Plan’s claim review procedure shall be determined and settled by arbitration conducted by the American Arbitration Association (“AAA”) in the County and State of the Funds’ principal place of business and in accordance with the then existing rules, regulations, practices and procedures of the AAA. Any award in such arbitration shall be final, conclusive and binding upon the parties to the arbitration and may be enforced by either party in any court of competent jurisdiction. Each party to the arbitration will bear its own costs and fees (including attorney’s fees).

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8.6	No Guarantee of Director Status.

Nothing contained in this Plan shall be construed as a guaranty or right of any Participant to be continued as a Director of one or more of the Invesco Funds (or of a right of a Director to any specific level of Compensation) or as a limitation of the right of the Invesco Funds to remove any of its directors.

8.7	Counsel.

The Administrator may consult with legal counsel, who may be counsel for the independent Directors serving on one or more of the Boards of Directors of the Invesco Funds, for the Invesco Funds or for the Administrator, with respect to the meaning or construction of this Plan, its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of legal counsel.

8.8	Spendthrift Provision.

A Participant’s interest in his Accrued Benefit or Retirement Benefit may not be transferred, alienated, assigned nor become subject to execution, garnishment or attachment, except to the extent necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code).

8.9	Forfeiture for Cause.

Notwithstanding any other provision of this Plan to the contrary, any benefits to which a Participant (or his surviving spouse or designated beneficiary) may otherwise be entitled hereunder will be forfeited in the event the Director has been Removed for Cause.

ARTICLE IX - CLAIMS PROCEDURE

9.1	Notice of Denial.

If a Participant is denied any Retirement Benefit (or a surviving spouse or designated beneficiary is denied a survivor’s benefit) under this Plan, either in total or in an amount less than the full Retirement Benefit to which he would normally be entitled, the Administrator shall advise the Participant (or surviving spouse or designated beneficiary) in writing of the amount of his Retirement Benefit (or survivor’s benefit), if any, and the specific reasons for the denial. The Administrator shall also furnish the Participant (or surviving spouse or designated beneficiary) at that time with a written notice containing:

(a) A specific reference to pertinent Plan provisions.

(b) A description of any additional material or information necessary for the Participant (or surviving spouse or designated beneficiary) to perfect his claim, if possible, and an explanation of why such material or information is needed.

(c) An explanation of this Plan’s claim review procedure.

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9.2	Right to Reconsideration.

Within 60 days of receipt of the information stated in Section 9.1 above, the Participant (or surviving spouse or designated beneficiary) shall, if he desires further review, file a written request for reconsideration with the Administrator.

9.3	Review of Documents.

So long as the Participant’s (or surviving spouse’s or designated beneficiary’s) request for review is pending (including the 60 day period in 9.2 above), the Participant (or surviving spouse or designated beneficiary) or his duly authorized representative may review pertinent Plan documents and may submit issues and comments in writing to the Administrator.

9.4	Decision by Administrator.

A final and binding decision shall be made by the Administrator within 60 days of the filing by the Participant (or surviving spouse or designated beneficiary) of his request for reconsideration, provided, however, that if the Administrator, in its discretion, feels that a hearing with the Participant (or surviving spouse or designated beneficiary) or his representative present is necessary or desirable, this period shall be extended an additional 60 days.

9.5	Notice by Administrator.

The Administrator’s decision shall be conveyed to the Participant (or surviving spouse or designated beneficiary) in writing and shall include specific reasons for the provisions on which the decision is based.

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Appendix A – Invesco Funds

For the purposes of the Retirement Plan for Eligible Directors/Trustees, “Invesco Funds” shall mean:

1.	Invesco Global Real Estate Fund
2.	Invesco High Yield Fund
3.	Invesco Limited Maturity Treasury Fund
4.	Invesco Money Market Fund
5.	Invesco Real Estate Fund
6.	Invesco Short Term Bond Fund
7.	Invesco U.S. Government Fund
8.	Invesco Corporate Bond Fund
9.	Invesco Tax-Exempt Cash Fund
10.	Invesco Tax-Free Intermediate Fund
11.	Invesco High Yield Municipal Fund
12.	Invesco Intermediate Term Municipal Income Fund
13.	Invesco Municipal Income Fund
14.	Invesco New York Tax Free Income Fund
15.	Invesco Dividend Income Fund
16.	Invesco Energy Fund
17.	Invesco Gold & Precious Metals Fund
18.	Invesco Technology Fund
19.	Invesco Technology Sector Fund
20.	Invesco American Value Fund
21.	Invesco Comstock Fund
22.	Invesco Mid Cap Growth Fund
23.	Invesco Small Cap Value Fund
24.	Invesco Value Opportunities Fund
25.	Invesco Core Plus Bond Fund
26.	Invesco Floating Rate Fund
27.	Invesco Global Real Estate Income Fund
28.	Invesco Low Volatility Equity Yield Fund
29.	Invesco California Tax-Free Income Fund
30.	Invesco Equally-Weighted S&P 500 Fund
31.	Invesco S&P 500 Index Fund
32.	Invesco American Franchise Fund
33.	Invesco Equity and Income Fund
34.	Invesco Growth and Income Fund
35.	Invesco Pennsylvania Tax Free Income Fund
36.	Invesco Small Cap Discovery Fund
37.	Premier Portfolio
38.	Premier Tax-Exempt Portfolio
39.	Premier U.S. Government Money Portfolio
40.	Government & Agency Portfolio
41.	Government TaxAdvantage Portfolio
42.	Liquid Assets Portfolio
43.	STIC Prime Portfolio
44.	Tax-Free Cash Reserve Portfolio
45.	Treasury Portfolio
46.	Invesco Charter Fund
47.	Invesco Disciplined Equity Fund
48.	Invesco Diversified Dividend Fund
49.	Invesco Summit Fund
50.	Invesco Asia Pacific Growth Fund
51.	Invesco European Growth Fund
52.	Invesco Global Growth Fund
53.	Invesco Global Opportunities Fund
54.	Invesco Global Small & Mid Cap Growth Fund
55.	Invesco International Core Equity Fund

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56.	Invesco International Growth Fund
57.	Invesco Select Opportunities Fund
58.	Invesco Balanced-Risk Allocation Fund
59.	Invesco Balanced-Risk Commodity Strategy Fund
60.	Invesco China Fund
61.	Invesco Developing Markets Fund
62.	Invesco Emerging Markets Equity Fund
63.	Invesco Emerging Market Local Currency Debt Fund
64.	Invesco Global Health Care Fund
65.	Invesco Global Markets Strategy Fund
66.	Invesco International Total Return Fund
67.	Invesco Endeavor Fund
68.	Invesco Premium Income Fund
69.	Invesco Select Companies Fund
70.	Invesco Pacific Growth Fund
71.	Invesco Balanced-Risk Aggressive Allocation Fund
72.	Invesco European Small Company Fund
73.	Invesco Global Core Equity Fund
74.	Invesco International Small Company Fund
75.	Invesco Small Cap Equity Fund
76.	Invesco Balanced-Risk Retirement Now Fund
77.	Invesco Balanced-Risk Retirement 2020 Fund
78.	Invesco Balanced-Risk Retirement 2030 Fund
79.	Invesco Balanced-Risk Retirement 2040 Fund
80.	Invesco Balanced-Risk Retirement 2050 Fund
81.	Invesco Global Low Volatility Equity Yield Fund
82.	Invesco Growth Allocation Fund
83.	Invesco Income Allocation Fund
84.	Invesco International Allocation Fund
85.	Invesco Mid Cap Core Equity Fund
86.	Invesco Moderate Allocation Fund
87.	Invesco Conservative Allocation Fund
88.	Invesco Small Cap Growth Fund
89.	Invesco Convertible Securities Fund
90.	Invesco U.S. Mortgage Fund
91.	Invesco V.I. Balanced-Risk Allocation Fund
92.	Invesco V.I. Value Opportunities Fund
93.	Invesco V.I. Core Equity Fund
94.	Invesco V.I. Diversified Income Fund
95.	Invesco V.I. Global Health Care Fund
96.	Invesco V.I. Global Real Estate Fund
97.	Invesco V.I. Government Securities Fund
98.	Invesco V.I. High Yield Fund
99.	Invesco V.I. International Growth Fund
100.	Invesco V.I. Mid Cap Core Equity Fund
101.	Invesco V.I. Money Market Fund
102.	Invesco V.I. Small Cap Equity Fund
103.	Invesco V.I. Technology Fund
104.	Invesco V.I. Utilities Fund
105.	Invesco V.I. Diversified Dividend Fund
106.	Invesco V.I. S&P 500 Index Fund
107.	Invesco V.I. Equally-Weighted S&P 500 Fund
108.	Invesco V.I. American Franchise Fund
109.	Invesco V.I. Comstock Fund
110.	Invesco V.I. Equity and Income Fund
111.	Invesco V.I. Global Core Equity Fund
112.	Invesco V.I. Growth and Income Fund
113.	Invesco V.I. Mid Cap Growth Fund
114.	Invesco V.I. American Value Fund
115.	Invesco Municipal Income Opportunities Trust (“OIA”)
116.	Invesco Quality Municipal Income Trust (“IQI”)
117.	Invesco Value Municipal Income Trust (“IIM”)

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Appendix B – Amount of Benefit – Post-December 31, 2005 and Pre-December 31, 2013

Amount of Retirement Benefit – Directors who cease Service on or after January 1, 2006 and prior to December 31, 2013.

Section 1.     Amount of Benefit.

(a) Subject to the following provisions of this Appendix B and Articles III and IV, a Participant who ceases to be a Director after completing at least 5 Years of Service shall be entitled to receive an annual retirement benefit from the Invesco Funds equal to seventy-five percent (75%) of the Participant’s Compensation, payable in quarterly installments for a period of years equal to his Years of Service (up to a maximum of 16 Years of Service).

(b) Except as provided in paragraphs (c) and (d) of this Appendix B, Section 1, such Retirement Benefit shall commence on the first day of the first quarter following the later of (i) the Participant’s termination of Service or (ii) the Participant’s attainment of age 72.

(c) A Participant may make an irrevocable election (in a form and manner prescribed by the Administrator) to commence payment of his Retirement Benefit on the first day of the first quarter following the later of (i) his termination of Service or (ii) his attainment of age 65 (or such other age between 65 and 72 as the Participant specifies) in the event the Participant terminates Service prior to age 72. Such election shall normally be made within the first 30 days after a Director first becomes a Participant, provided that pursuant to Treasury Notices 2005-1 and 2007-86, an individual who is both a Director and a Participant on the Effective Date may make a special, irrevocable election to change the date on which his Retirement Benefit will commence in accordance with this paragraph (c) no later than December 31, 2008. Any Retirement Benefit payable in accordance with this paragraph (c) shall be actuarially reduced to reflect its early commencement in accordance with the following table:

Age	%
65	71%
66	75%
67	78%
68	82%
69	86%
70	91%
71	95%
72	100%

There shall be no actuarial increase in the event a Participant’s benefit commences after age 72.

(d) Notwithstanding the foregoing, if a Participant becomes Disabled, his Retirement Benefit shall commence on the first day of the first quarter following the later of (i) his becoming Disabled or (ii) his attainment of age 60, and such Retirement Benefit shall not be reduced to reflect commencement prior to age 72.

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(e) Notwithstanding the foregoing, no change made by election or by default pursuant to this amended and restated Plan shall have the effect of deferring a payment that would otherwise have been made in 2008 into a different calendar year. The intent of this paragraph (e) is that the Plan meet all applicable requirements for transition relief under Notices 2005-1 and 2007-86 pertaining to changes in the time and form of payment of a Retirement Benefit (including the so-called “in and out rule”), and it shall be interpreted accordingly.

(f) Whether a Participant has terminated Service (and thereby become eligible for payment hereunder) shall be determined in accordance with section 409A, consistent with Treas. Reg. § 1.409A-1(h).

Section 2.     Death of a Participant.

(a) Payment to Designated Beneficiary.

If a Participant who has completed at least 5 Years of Service dies before commencement of his Retirement Benefit, or dies after payment of his Retirement Benefit has commenced but has not been completed, such Retirement Benefit (or the remainder thereof in the case of death after commencement) shall be paid to his designated beneficiary at the same time, for the same (remaining) period and in the same amount as would have been paid to the Participant had the Participant lived to receive his full Retirement Benefit unless the Participant elects to have any Retirement Benefit still payable at the time of Participant’s death paid to Participant’s beneficiary in a lump sum (discounted to the net present value of total benefits calculated with reference to the current yield of 10-year bonds on the Bloomberg Municipal AAA-rated Tax Exempt General Obligation 10-year Bond Index (the “Index”) as reported on the 10th business day following the Participant’s death) 60 days following Participant’s death. If the Index is not available as of the date of calculation, the Administrator is authorized to select a suitable and appropriate substitute. The election authorized pursuant to this section must be made by December 31, 2008 and is irrevocable.

(b) Designated Beneficiary.

(i) A Participant may designate one or more persons (including a trust) as his beneficiary; if multiple beneficiaries are designated, the Participant must indicate (in whole percentages) each person’s share of the Retirement Benefit payable on his death. To the extent permitted by the Administrator, a Participant may also designate one or more contingent (secondary) beneficiaries in the event a primary beneficiary predeceases him. A Participant may change any beneficiary designation at any time, without the consent of any previously designated beneficiary, provided a written instruction setting forth the desired change is received by the Administrator prior to the Participant’s death.

(ii) If payments are being made to one or more designated beneficiaries, and a beneficiary dies before the entire amount due such beneficiary can be paid, an actuarially-equivalent lump sum payment of the remaining amount due such beneficiary shall be made to the estate of the beneficiary on the first day of the second quarter following such beneficiary’s death.

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(iii) If Participant has failed to designate a beneficiary, or if no designated beneficiary survives the Participant, the Participant shall be deemed to have designated the Participant’s estate as beneficiary.

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Appendix B-1 – Amount of Benefit – VK Participants – Pre-December 31, 2013

Amount of Retirement Benefit – Directors who cease Service prior to December 31, 2013.

Section 1.     Amount of Benefit.

(a) Subject to the following provisions of this Appendix B-1 and Articles III and IV, a VK Participant who ceases to be a Director and who completes 10 or more Years of VK Participant Service shall be entitled to receive an annual retirement benefit from the Invesco Funds equal to seventy-five percent (75%) of the VK Participant’s Compensation, payable in quarterly installments for a period of years equal to his Years of VK Participant Service, up to a maximum of 10 years of payments.

(b) Subject to the following provisions of this Appendix B-1 and Articles III and IV, a VK Participant who ceases to be a Director and who completes fewer than 10 Years of VK Participant Service shall be entitled to receive an annual retirement benefit from the Invesco Funds in quarterly installments for a period of years equal to two times his Years of VK Participant Service, up to a maximum of 10 years of payments, measured in two components as described below.

(i) The initial annual retirement benefit payable for the period of years equal to the VK Participant’s Years of VK Participant Service shall be equal to seventy-five percent (75%) of the VK Participant’s Compensation.

(ii) The annual retirement benefit payable for each year thereafter shall be equal to seventy-five percent (75%) of the VK Participant’s Compensation minus the annual offset amount described in clause (iii) below.

(iii) The annual offset amount shall be equal to $68,041 plus an interest factor of 4% per year compounded annually measured from June 1, 2010 through the first day of each year for which a payment is made pursuant to clause (ii) above.

(c) Except as provided in paragraph (d) of this Appendix B-1, Section 1, such Retirement Benefit shall commence on the first day of the first quarter following the later of (i) the VK Participant’s termination of Service, or (ii) the VK Participant’s attainment of age 72. There shall be no actuarial increase in the event a VK Participant’s benefit commences after age 72.

(d) Notwithstanding the foregoing, if a VK Participant becomes Disabled, his Retirement Benefit shall commence on the first day of the first quarter following the later of (i) his becoming Disabled, or (ii) his attainment of age 60, and such Retirement Benefit shall not be reduced to reflect commencement prior to age 72.

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Section 2.     Death of a VK Participant.

(a) If a VK Participant dies before commencement of his Retirement Benefit, or dies after payment of his Retirement Benefit has commenced but has not been completed, the present value of such Retirement Benefit (or the remainder thereof in the case of death after commencement) shall be paid to his designated beneficiary in a single lump sum 60 days following the Participant’s death. The present value of the Retirement Benefit (or the remainder thereof, as applicable) shall be calculated on the basis of the interest rate equal to the then current yield of 10-year bonds on the Bloomberg Municipal AAA-rated Tax Exempt General Obligation 10-year Bond Index (the “Index” ) as reported on the 10th business day following the Participant’s death. If the Index is not available as of the date of calculation, the Administrator is authorized to select a suitable and appropriate substitute.

(b) Designated Beneficiary.

(i) A VK Participant may designate one or more persons (including a trust) as his beneficiary; if multiple beneficiaries are designated, the VK Participant must indicate (in whole percentages) each person’s share of the Retirement Benefit payable on his death. To the extent permitted by the Administrator, a VK Participant may also designate one or more contingent (secondary) beneficiaries in the event a primary beneficiary predeceases him. A VK Participant may change any beneficiary designation at any time, without the consent of any previously designated beneficiary, provided a written instruction setting forth the desired change is received by the Administrator prior to the VK Participant’s death.

(ii) If a VK Participant has failed to designate a beneficiary, or if no designated beneficiary survives the VK Participant, the VK Participant shall be deemed to have designated the VK Participant’s estate as beneficiary.

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Appendix C – Amount of Benefit – Pre-January 1, 2006

Amount of Retirement Benefit – Directors who cease Service before January 1, 2006.

Section 1.     Retirement Benefit.

(a) Subject to the following provisions of this Appendix C and Article III, a Participant who ceased to be a Director prior to January 1, 2006 after attaining at least age 65 and after completing at least 5 Years of Service was entitled to receive a Retirement Benefit from the Invesco Funds equal to seventy-five percent (75%) of the Participant’s Compensation, payable in quarterly installments for a period of years equal to his Years of Service, up to a maximum of ten (10) Years of Service.

(b) All Participants eligible for benefits pursuant to paragraph (a) above commenced receipt of their Retirement Benefits prior to the Effective Date.

Section 2.     Death of a Participant.

(a) If a Participant receiving his Retirement Benefit pursuant to this Appendix C dies prior to complete payment of such Retirement Benefit, a portion of the remainder of his Retirement Benefit shall be paid to his surviving spouse at the same time as the Participant, for the same remaining period as the Participant but in a reduced amount equal to 50% of the quarterly amount payable to the Participant at the time of his death. If a Participant dies without a surviving spouse, or his surviving spouse dies before payment of the 50% survivor portion of the Participant’s Retirement Benefit is complete, any remaining portion of his Retirement Benefit will be forfeited. No death benefit under this Appendix C shall be paid to an estate or to any person who is not a surviving spouse.

(b) A Participant’s “surviving spouse” for purposes of this Appendix C shall be the person to whom he is legally married on the date of his death.

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Appendix D – Amount of Benefit – Post-December 30, 2013

Amount of Retirement Benefit – Directors who cease Service on or after December 31, 2013.

Section 1.     Amount of Benefit.

(a) Subject to the following provisions of this Appendix D and Articles III and IV, a Participant who ceases to be a Director on or after December 31, 2013 shall be entitled to an annual retirement benefit from the Invesco Funds in an amount as determined in paragraph (b) below, payable in quarterly installments, for a period of years equal to his Years of Service (up to a maximum of 16 Years of Service).

(b) Each quarterly installment shall be equal to the quotient of the Retirement Account balance, determined as of the latest Valuation Date, divided by the number of remaining quarterly installments yet to be paid, but in no event shall any quarterly installment be less than $51,250, or the remaining Retirement Account balance, if lower. The quarterly installment payment will cease prior to the period determined under paragraph (a) of this Appendix D, Section 1, if the Retirement Account is depleted.

(c) Notwithstanding the foregoing, if a Participant should terminate Service prior to attainment of age 75 for a reason other than his death or his becoming Disabled, the Boards of Directors, in their sole discretion, may reduce such Participant’s Retirement Account by applying the applicable percent set forth in the minutes of the October 2013 meetings of the Boards of Directors to such Participant’s Retirement Account.

(d) Except as provided in paragraphs (e) and (f) of this Appendix D, Section 1, the Retirement Benefit shall commence on the first day of the first quarter following the later of (i) the Participant’s termination of Service or (ii) the Participant’s attainment of age 72.

(e) The Retirement Benefit of a Participant who made an irrevocable election under paragraph (c) of Appendix B, Section 1, shall commence on the first day of the first quarter following the later of (i) his termination of Service or (ii) his attainment of such age between 65 and 72, as the Participant specified in his election, in the event the Participant terminates Service prior to age 72.

(f) If a Participant becomes Disabled, his Retirement Benefit shall commence on the first day of the first quarter following the later of (i) his becoming Disabled or (ii) his attainment of age 60.

(g) Whether a Participant has terminated Service (and thereby becomes eligible for payment hereunder) shall be determined in accordance with Section 409A, consistent with Treas. Reg. § 1.409A-1(h).

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Section 2.     Death of a Participant.

(a) Payment to Designated Beneficiary.

If a Participant dies before commencement of his Retirement Benefit, or dies after payment of his Retirement Benefit has commenced but has not been completed, such Retirement Benefit (or the remainder thereof in the case of death after commencement) shall be paid to his designated beneficiary at the same time, for the same (remaining) period and in the same amount as would have been paid to the Participant had the Participant lived to receive his full Retirement Benefit unless the Participant previously made an irrevocable election prior to December 31, 2008 to have any Retirement Benefit still payable at the time of Participant’s death paid to Participant’s beneficiary in a lump sum. Any lump sum benefit shall be made 60 days following the Participant’s death. The amount of the lump sum death benefit shall be the Participant’s then Retirement Account balance.

(b) Designated Beneficiary.

(i) A Participant may designate one or more persons (including a trust) as his beneficiary; if multiple beneficiaries are designated, the Participant must indicate (in whole percentages) each person’s share of the Retirement Benefit payable on his death. To the extent permitted by the Administrator, a Participant may also designate one or more contingent (secondary) beneficiaries in the event a primary beneficiary predeceases him. A Participant may change any beneficiary designation at any time, without the consent of any previously designated beneficiary, provided a written instruction setting forth the desired change is received by the Administrator prior to the Participant’s death.

(ii) If payments are being made to one or more designated beneficiaries, and a beneficiary dies before the entire amount due such beneficiary can be paid, the remaining amount due such beneficiary from the Participant’s Retirement Account shall be made to the estate of the beneficiary in one lump sum on the first day of the second quarter following such beneficiary’s death.

(iii) If Participant has failed to designate a beneficiary, or if no designated beneficiary survives the Participant, the Participant shall be deemed to have designated the Participant’s estate as beneficiary.

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Appendix D-1 – Amount of Benefit – VK Participants – Post-December 30, 2013

Amount of Retirement Benefit – VK Participants who cease Service on or after December 31, 2013.

Section 1.     Amount of Benefit.

(a) Subject to the following provisions of this Appendix D-1 and Articles III and IV, a VK Participant who ceases to be a Director on or after December 31, 2013 and who completes 10 or more Years of VK Participant Service shall be entitled to receive an annual retirement benefit from the Invesco Funds in an amount as determined in paragraph b below, payable in quarterly installments for a period of years equal to his Years of VK Participant Service, up to a maximum of 10 years of payments.

(b) Each quarterly installment shall be equal to the quotient of the Retirement Account balance, determined as of the latest Valuation Date, divided by the number of remaining quarterly installments yet to be paid, but in no event shall any quarterly installment be less than $51,250, or the remaining Retirement Account balance, if lower. The quarterly installment payment will cease prior to the period determined under paragraph (a) of this Appendix D-1, Section 1, if the Retirement Account is depleted.

(c) Subject to the following provisions of this Appendix D-1 and Articles III and IV, a VK Participant who ceases to be a Director on or after December 31, 2013 and who completes fewer than 10 Years of VK Participant Service shall be entitled to receive an annual retirement benefit from the Invesco Funds in quarterly installments for a period of years equal to two times his Years of VK Participant Service, up to a maximum of 10 years of payments, measured in two components as described below.

(i) The initial annual retirement benefit payable for the period of years equal to the VK Participant’s Years of VK Participant Service shall be equal to the amount determined under paragraph (b) of this Appendix D-1, Section 1.

(ii) The annual retirement benefit payable for each year thereafter shall be equal to the amount determined under paragraph (b) of this Appendix D-1, Section 1, minus the annual offset amount described in clause (iii) below.

(iii) The annual offset amount shall be equal to $68,041 plus an interest factor of 4% per year compounded annually measured from June 1, 2010 through the first day of each year for which a payment is made pursuant to paragraph (c) of this Appendix D-1, Section 1.

(iv) The quarterly installment payment will cease prior to the period determined under paragraph (c) of this Appendix D-1, Section 1, if the Retirement Account is depleted.

(d) Notwithstanding the foregoing, if a VK Participant should terminate Service prior to attainment of age 75 for a reason other than his death or his becoming

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Disabled, the Boards of Directors, in their sole discretion, may reduce such VK Director’s Retirement Accounts by applying the applicable percent set forth in the minutes of the October 2013 meetings of the Boards of Directors to such VK Director’s Retirement Account.

(e) Except as provided in paragraph (f) of this Appendix D-1, Section 1, such Retirement Benefit shall commence on the first day of the first quarter following the later of (i) the VK Participant’s termination of Service, or (ii) the VK Participant’s attainment of age 72.

(f) If a VK Participant becomes Disabled, his Retirement Benefit shall commence on the first day of the first quarter following the later of (i) his becoming Disabled, or (ii) his attainment of age 60.

(g) Whether a Participant has terminated Service (and thereby becomes eligible for payment hereunder) shall be determined in accordance with Section 409A, consistent with Treas. Reg. § 1.409A-1(h).

Section 2.     Death of a VK Participant.

(a) If a VK Participant dies before commencement of his Retirement Benefit, or dies after payment of his Retirement Benefit has commenced but has not been completed, his then Retirement Account balance shall be paid to his designated beneficiary in a single lump sum 60 days following the Participant’s death.

(b) Designated Beneficiary.

(i) A VK Participant may designate one or more persons (including a trust) as his beneficiary; if multiple beneficiaries are designated, the VK Participant must indicate (in whole percentages) each person’s share of the Retirement Benefit payable on his death. To the extent permitted by the Administrator, a VK Participant may also designate one or more contingent (secondary) beneficiaries in the event a primary beneficiary predeceases him. A VK Participant may change any beneficiary designation at any time, without the consent of any previously designated beneficiary, provided a written instruction setting forth the desired change is received by the Administrator prior to the VK Participant’s death.

(ii) If a VK Participant has failed to designate a beneficiary, or if no designated beneficiary survives the VK Participant, the VK Participant shall be deemed to have designated the VK Participant’s estate as beneficiary.

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Appendix E – Retirement Account Beginning Balance (December 31, 2013)

Name	Beginning Balance
Arch, David	$1,383,105
Bayley, Frank S.	2,465,053
Bunch, James T.	2,229,146
Crockett, Bruce L.	2,084,556
Dammeyer, Rod	1,228,734
Dowden, Albert R.	2,305,160
Fields, Jack M.	1,594,091
Mathai-Davis, Prema	1,704,662
Soll, Larry	2,229,146
Sonnenschein, Hugo	1,228,734
Stickel, Ray	1,880,912
Whalen, Wayne	1,075,991

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